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Final Transcript
Conference Call Transript
RNDC — West Corporation Announces Agreement to Purchase Raindance Communications
Event Date/Time: Feb. 07. 2006/12:00PM ET

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Final Transcript
CORPORATE PARTICIPANTS
Dave Pleiss
West Corporation — VP IR
Tom Barker
West Corporation — CEO and Director
Paul Mendlik
West Corporation — CFO, Treasurer and EVP Finance
CONFERENCE CALL PARTICIPANTS
Troy Mastin
William Blair — Analyst
Brandon Dobell
Credit Suisse First Boston — Analyst
Dave Koning
Robert W. Baird — Analyst
Liz Grausam
Goldman Sachs — Analyst
David Scharf
JMP Securities — Analyst
Jeff Nevins
First Analysis Corp. — Analyst
Robert Andrade
Millennium Partners — Analyst
Larry Lee
CIBC World Markets — Analyst
Seding Frenzel
Monetta — Analyst
PRESENTATION

Operator
     Good morning, ladies and gentlemen, and welcome to the West Corporation conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session with instructions following at that time. (OPERATOR INSTRUCTIONS) As a reminder, ladies and gentlemen, this conference is being recorded. I would now like to introduce you to the Vice President of Investor Relations of West Corporation, Dave Pleiss. Please go ahead, sir.

Dave Pleiss - West Corporation — VP IR
Good morning, everyone, and thank you for joining us today to discuss the acquisition of Raindance Communications by West Corporation. If you’ve not received a copy of the press release, you can find one on our website; that is www.West.com.
With me on the call today are Tom Barker, our Chief Executive Officer, and Paul Mendlik, our Chief Financial Officer. Tom will have some brief comments on the transaction, and then we will open up the call for your questions.

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Final Transcript
Before we begin I would like to note that this call may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the federal securities laws. These statements involve risks, uncertainties, and assumptions that may cause actual results to differ materially from those anticipated or projected.
Listeners to the call are advised to review the risk factors contained in our most recent Form 10-K and the prospectus supplement for our recent secondary Common Stock offering, for additional information regarding such risks, uncertainties, and assumptions.
The Company assumes no obligation to update any forward-looking statements made during this call. At this time, I will turn the call over to Tom.

Tom Barker - West Corporation — CEO and Director
Thanks, Dave. Good morning, everybody. We appreciate your interest and support. As we said, this is a forum to review the terms of the recent agreement to buy Raindance Communications, Inc., which we have agreed to for $2.70 per share in cash. This acquisition will be funded through a combination of cash on hand, our existing bank credit facility, and a new term loan or debt facility to be put in place.
This cost is anticipated to be approximately $110 million net of option proceeds and cash on hand at Raindance. This purchase price does not take into consideration the federal income tax benefit of approximately $37 million of net operating losses that are available to be used in future periods. It also does not take into consideration expenses required to finalize the transaction.
This acquisition is expected to close no later than the end of the second quarter, and is subject to Raindance shareholders approval and other customary closing conditions.
We are excited about this opportunity. Raindance is a well-run public company primarily competing in the North American conferencing business. This company was founded in 1997 and is one of the pioneers in Web conferencing. Their products are particularly well-suited to event calls, and they have a product specifically geared towards the training and seminar market that we think is attractive.
In addition to Web conferencing products, they also offer reservationalist and operator assisted conferencing. They have a very diverse base of corporate clients, and there is little overlap with InterCall customers’ base.
Raindance will become part of the West Corporation’s Conferencing Servicing segment. Their products and services will be integrated into InterCall, and the employees of managers will join InterCall, making up one of the most respected teams in the conferencing business.
We are excited about this partnership. This transaction will help increase our market share and enhance our position in the fast-growing Web conferencing segment of the marketplace. This purchase price, combined with cash on hand and the tax advantage NOLs allowed us, and to [enter] an attractive purchase for West shareholders.
We do expect to be able to realize some synergies and increasing operating margin of Raindance over time. These savings will come from reducing expenses that they would incur as managing their business as a small public company. But their focus right on the conferencing segment is to complete the integration of Sprint, incorporate Raindance into the InterCall management team and platform over a period of time. We’re not in a particularly large rush, as this is a well-run, well-respected company.
This transaction is expected to close no later than the end of the second quarter of 2006. After that transaction is closed, we will update our guidance for the balance of the year. At this time we would like to open it up for questions that pertain to this particular acquisition.

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Final Transcript
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Troy Mastin with William Blair.

Troy Mastin - William Blair — Analyst
Yes, quickly, I wonder if you could compare and contrast the integration steps that you see required in the Raindance acquisition, versus what you went through or are going through with Sprint.
Tom Barker - West Corporation — CEO and Director
They’re really different, Troy. With sprint it’s a question of enhancing and upgrading the platforms that they use. Working on a quick or as fast as we can integration and transfer to the West platforms. So that is really different than what we see will be happening with Raindance.
So the Sprint also was a much larger enterprise and a lot more transactions involved. So it’s a much more complicated integration that revolves around upgrading the capabilities for their clients, making sure we don’t drop the ball, and keeping all those people there because they are so important to running that platform.
Raindance is different. Their team has built a very robust particularly Web conferencing product. We have got some decisions to make in terms of how we integrate that product into the InterCall line. But it is a company that is performing well.
And we don’t want to take our eye off the ball of the Sprint integration, and we’re pretty confident that Raindance will continue to be run and run well in the interim period. But we do expect to be able to increase the EBITDA and operating margin by taking a look at some expenses that will be duplicates, some expenses that they shouldn’t have to incur once they are under the West umbrella.

Troy Mastin - William Blair — Analyst
Can you maybe give us some perspective on their Web conferencing technology versus what else is out there in the marketplace, and how it might change your go-to-market strategy?

Tom Barker - West Corporation — CEO and Director
It won’t change our go-to-market strategy much. It’s another club in the bag for our sales guys. It enhances our position in the Web conferencing market. They have got some products specifically tailored to niches within that market that will be helpful. I think our sales force is excited about the ability to represent some of Raindance’s products.
I think the Raindance sales force and customer service force should be excited about the inability to integrate some of InterCall’s unique offers, such — particularly their international offer, and bring that to their clients. Give them the ability to take advantage of that product. So there should be some pretty significant enhancements for both sides along the way.

Troy Mastin - William Blair — Analyst
And on their technology?

Tom Barker - West Corporation — CEO and Director
Well, this probably isn’t the forum to go through all their technology. But if we didn’t believe in it, if we didn’t think it gives us some advantages, we would not have pushed for this merger.

Troy Mastin - William Blair — Analyst
Okay, I will let like someone else on. Thanks.

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Final Transcript

Operator
Brandon Dobell with Credit Suisse.

Brandon Dobell - Credit Suisse First Boston — Analyst
Thinking about the two companies in the market for conferencing, maybe, Tom, if you could talk a little bit about the sales strategies or tactics, and the pricing of the different products, maybe Web versus automated versus operator assisted? Trying to get a sense for how Raindance was positioned in the marketplace in your eyes, relative to how InterCall is.

Tom Barker - West Corporation — CEO and Director
I think that for operator assisted and for automated, or reservationalist as InterCall calls it, I believe they had an outsourced service relationship with another third party helping to provide some of those services. So that is an area that InterCall should be able to affect and improve.
There is very little customer overlap between these two organizations, so we think that is attractive. We will take a look at where their sales force is focused and where our sales force is focused, and try to optimize the reach and impact of those two talented teams.

Brandon Dobell - Credit Suisse First Boston — Analyst
Do they service a different kind of customer or a different size customer than InterCall? It just seems strange there was this little overlap when it is a pretty finite universe in the U.S. of companies to go after (multiple speakers).

Tom Barker - West Corporation — CEO and Director
One of the things you have to remember, the conferencing market is really large. While we have a big sales force of about 350 people around the world, there are still plenty of people that it takes us a while to get to. So they have been able to establish their brand and grow their company in some niches that are attractive for us; and we are excited about the additional market penetration that we’re going to receive.
They also have a wholesaler, a wholesaling arrangement with a carrier that is attractive, and we are excited about helping them fulfill those needs and obligations, and again further expand our presence in that market by taking advantage of somebody else’s distribution.

Brandon Dobell - Credit Suisse First Boston — Analyst
The final question would be, back when you guys bought InterCall, one of the driving forces was your ability to push a lot of their volume through your platform or network without adding a whole lot or having to add a whole lot of additional capacity.
In terms of your utilization, your ability to do the same thing here, should we think about the transaction in the same way? Or do you guys need to do something different or additional to bring those volumes on board?

Tom Barker - West Corporation — CEO and Director
No, they’ve got plenty of capacity right on, right within, under their roof right now to handle all the transactions that they need. We expect them to grow, we expect them to continue to take advantage of trends and opportunities in some of the niche markets that they participate in.
But over time, I would expect the Raindance platform to experience something similar to what InterCall did; and that is that we think we can reduce CapEx as a percent of revenue over time by taking advantage of the multiuse platforms that West Corporation has available. That will not be the immediate focus at all for Raindance. It is our focus right now with Sprint.

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Final Transcript

Brandon Dobell - Credit Suisse First Boston — Analyst
Fair enough, thanks.

Operator
Dave Koning with Robert W. Baird.

Dave Koning - Robert W. Baird — Analyst
Yes, good morning and congratulations. First of all, I guess I was wondering, now that you have done the two acquisitions this week or announced those two, what is your stance on M&A going forward over the next several quarters?

Tom Barker - West Corporation — CEO and Director
We’re a little tired. So I would never say never, but that is certainly not the focus. The focus right now is on figuring out how to best effect the integration plans for these companies and for Sprint. So that is where — our teams are together right now going through what is the best opportunity.
At the heart of West and of all of our new partners, I believe, is that we are service organizations. We really understand what that — take care of our clients. So that is the first and foremost part of the integration plan. How do we make sure the clients are particularly well cared for? And that is where we’re spending our time.
Obviously, our conferencing team and our Communication Services team have got their hands full with these integrations. So I do not expect additional activity in these segments for quite some time.
You never say never; but this is enough to keep us really busy and really excited for a while. We are thrilled about the changes that are going on at West Corporation, and hope people understand how every day we’re working to broaden the scope of the transactions that we manage, and drive as much utilization of the platforms that we manage. It is kind of gratifying to see that taking place and shape over time.

Dave Koning - Robert W. Baird — Analyst
Thanks. That’s helpful. Just one follow-up. On the NOLs, can you realize those tax benefits as soon as you generate profits? Or do you have to take those pro rata over the 18 years that you mentioned?

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
This is Paul, Dave. The NOLs will be used over 18 years. About half of that number will be utilized in the first five years. It is not dependent on Raindance profits as a stand-alone entity. Those losses can be utilized against West earnings over that period of time.

Dave Koning - Robert W. Baird — Analyst
Great, thank you.

Operator
Liz Grausam with Goldman Sachs.

Liz Grausam - Goldman Sachs — Analyst
Given the new term loan, can you give us a sense on the terms on that and what the financing is going to look like, come middle of the year, with the two acquisitions coming on?

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance

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We haven’t made that determination yet, but our existing credit facility does allow us to, number one, add an accordion feature. Or there is an accordion feature which allows us to add $150 million to the existing line of credit on the same terms and conditions.
Secondly, we can add up to $400 million of term financing. We’re looking at our options there in terms of a public or private financing to fund these additional cash requirements; but we haven’t made a determination on that yet, Liz.

Liz Grausam - Goldman Sachs — Analyst
On the Bell Canada relationship that Raindance has, can you just expand on that and how that might change with you owning the asset now?

Tom Barker - West Corporation — CEO and Director
We really don’t expect much change in that. We know that was an acquisition they undertook just a very short while ago. It made a lot of sense. Raindance is a reseller for BCS, and I think this solidified that partnership. So we don’t see us getting in the middle of that at all. The nice thing is it may give Bell Canada additional products and services to sell.

Liz Grausam - Goldman Sachs — Analyst
Then just on the margin profile of the company going — of Raindance going forward, is there any reason, as they gain scale through some of the revenue synergies that you may have, that they could not achieve kind of the blended margin that you have in your conferencing business over time?

Tom Barker - West Corporation — CEO and Director
Well, that is certainly the goal to shoot for. We’re not laying that out as an interim goal for this year. We have got some targets for improvement, and we know we can effect those. Part of that has to do with how fast the integration is undertaken and how quickly we’re able to effect or identify duplicate expenses and make sure they don’t drag down margin.
But we are pretty confident about our ability to increase the operating margin and EBITDA of Raindance over the first 12 months, and hopefully get them to the point where we are all just thrilled about the operating margin for that company, as we are for the others.
But InterCall and that group of combined companies has set the bar pretty high. But it’s the same group. Overall it is responsible for Raindance as the balance of the segment, so over time I expect to be able to get as close to there as possible.

Liz Grausam - Goldman Sachs — Analyst
Great, thank you.

Operator
David Scharf with JMP Securities.

David Scharf - JMP Securities — Analyst
A few questions. First, I just wanted to clarify, Tom. I think you mentioned on a previous question that Raindance actually outsourced some of its services. Which ones are those?

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Final Transcript

Tom Barker - West Corporation — CEO and Director
They have an outsource relationship to expand their portfolio of services relating to reservationalist or automated services, and also some operator assisted products.

David Scharf - JMP Securities — Analyst
Okay, so those are obviously services you could provide in-house through InterCall. So I would imagine that is one area of margin potentially.

Tom Barker - West Corporation — CEO and Director
Yes.

David Scharf - JMP Securities — Analyst
Okay. Secondly, I was just looking at sort of some Web conferencing market share data from a couple of years ago or maybe a year and a half ago. It had WebEx and Microsoft at about 60% and 14% respectively, and a whole host of players in kind of the 2% to 3% range. Is that still what the industry looks like right now?

Tom Barker - West Corporation — CEO and Director
I think it has changed a lot. I think InterCall has had a tremendous amount of success reselling both of those products in addition to its own. Obviously when you take Raindance’s and put it under the West or InterCall umbrella, it is going to change that mix a little bit.
But I honestly am not — don’t have that data at my fingertips to tell you what the most recent conferencing revenue breakdowns are for the year. It should be coming out pretty fast, though, David I would think.

David Scharf - JMP Securities — Analyst
So you have a sense that InterCall and Raindance’s growth these last couple of years has been from just signing up new corporate clients that have not used a Web conferencing provider? Or do you think you have been taking share away from (multiple speakers) ?

Tom Barker - West Corporation — CEO and Director
I would expect us to be growing at least as fast as the market through a combination of expanding the client relationships that we have, in addition of taking advantage of our sales force. I would expect that we have not lost ground and should be growing at, at least, as fast as the Web conferencing market has been growing. But we will see when the estimates for market share come out.

David Scharf - JMP Securities — Analyst
Okay, great. Lastly, on the financing side, and maybe this is more just sort of a philosophical question, but all of your acquisitions have been all cash. Finance, your stock is at a 52-week high, and actually an all-time high.
You know, as you arrive at decisions on the optimal mix of cash and equity for your deals, is there a target ROE you are looking at? Obviously rates have been low and they still are on a relative basis. But as we look forward, is there a certain break point at which you would be more inclined to issue some stock to potential targets?

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Final Transcript

Tom Barker - West Corporation — CEO and Director
There is; it is not one we would like to disclose on this call. But the other part we should consider is that if using equity helps us effect a transaction, it is seen as more advantageous, as a more advantageous currency by the seller then that is certainly something that we would consider.
But that has to be looked at every day as we review our plans, determine what value we place on West stock. As many of you that have followed us for years understand, we know we are not done growing this Company. We have a lot of growth potential in every business that we are in. Our clients, over time, seem to do more with us and expand the relationship that we have. Key to this growth has been keeping the people that we have here at West.
And we are really excited about what we’re building. I think the moves we have made in the last few years — and not just getting into Receivables Management and conferencing, but being seen as a leader are really important. Recent announcement for Intrado is a big step for West, as it lets us participate in an expanded way in a whole new industry that revolves around voice transaction.
So we are a pretty conservative group as it is. We value that stock pretty dearly and would not let it go lightly unless it really helped us effect an acquisition that drives great value for the West shareholders.

David Scharf - JMP Securities — Analyst
Got you; and I am sure I can look this up myself, but since I am a little lazy, historically, what is the peak debt to total cap ratio the Company has ever had? Is that something you would recall offhand?

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
Our debt level, the highest debt level we have had is $365 million when we closed the Sprint acquisition last year.

Tom Barker - West Corporation — CEO and Director
But even that was probably maybe 1 times EBITDA.

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
Slightly over that, it was about 1.1, I believe.

David Scharf - JMP Securities — Analyst
Right, okay. Thank you.

Tom Barker - West Corporation — CEO and Director
If there are not any other acquisitions to balance this year, we would expect to be at about that level towards the end of the year, I would expect.

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
Right, we will be about at 1.5, 1.6 when we close these two transactions.

Tom Barker - West Corporation — CEO and Director
But the combined entity West with these two, this is a business that throws off a lot of cash.

David Scharf - JMP Securities — Analyst

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Final Transcript
Right. Okay. Well, listen; congratulations.

Tom Barker - West Corporation — CEO and Director
Thank you.

Operator
Jeff Nevins with First Analysis.

Jeff Nevins - First Analysis Corp. — Analyst
On the debt levels, Paul, do you have any sense on where you think in aggregate your may peak when you complete these two transactions?

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
Yes, it will be around $725 million when we close both of these.

Jeff Nevins - First Analysis Corp. — Analyst
When you look at the — do you expect that in the back half of this year or 2006 you will take any charges related to this acquisition in addition to the Intrado?

Tom Barker - West Corporation — CEO and Director
Like for what?

Jeff Nevins - First Analysis Corp. — Analyst
For the Raindance acquisition?

Tom Barker - West Corporation — CEO and Director
But what kind of charges?

Jeff Nevins - First Analysis Corp. — Analyst
Restructuring?

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
No.

Tom Barker - West Corporation — CEO and Director
I don’t think so.

Jeff Nevins - First Analysis Corp. — Analyst

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Final Transcript
Okay. I am just trying to understand you. The margin contribution obviously it may be — the margin is lower on Raindance, so it’s a little bit dilutive to your overall margin figure. But in aggregate it (technical difficulty). Is that the right way to think about this?

Tom Barker - West Corporation — CEO and Director
I am sorry but you cut out there at the very end.

Jeff Nevins - First Analysis Corp. — Analyst
The margin for Raindance will be dilutive to your op margin for that segment; but in aggregate it will be a little bit accretive. Is that an (technical difficulty) way to think about it?

Tom Barker - West Corporation — CEO and Director
Yes it is, absolutely.

Jeff Nevins - First Analysis Corp. — Analyst
Okay. And back to just one question on the sales discussion, Raindance has five customers that are a quarter of the revenue; they are mainly corporate customers. Is that a different sales approach than you have dealt with historically through InterCall and Sprint?

Tom Barker - West Corporation — CEO and Director
Part of it is because some of those, or at least one of those, is a wholesale type relationship. Maybe more than one. So that is a little different when you think about InterCall’s traditional corporate focus on large U.S.-based multinationals.
But I think those clients will be excited about the ability to have a company like West and InterCall providing services. Larger companies place larger needs and requirements on their service providers. West certainly is going to be in a position to respond and expand that portfolio of services available to those clients, and hopefully continue to do a great job in managing those relationships.

Jeff Nevins - First Analysis Corp. — Analyst
Okay, thank you.

Operator
[Robert Andrade] with Millennium Partners.

Robert Andrade - Millennium Partners — Analyst
Good afternoon and congratulations on a nice little deal.

Tom Barker - West Corporation — CEO and Director
Thank you.

Robert Andrade - Millennium Partners — Analyst

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Final Transcript
Just had a couple questions on clarification from just how we should think about it from a transaction perspective. I know the purchase price was $110 million. $37 million of income tax benefit, is that a net present value? Or how should we think of that in terms of like a net purchase price for the company?

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
That is the gross tax deduction that is available. It is not the gross tax benefit that is available. It is not the net present value. It is the sum of the benefits from each of the periods over 18 years.

Robert Andrade - Millennium Partners — Analyst
Okay. So I understand it, because it looks a very attractive acquisition, when you did the analysis you were looking at it from $110 million versus — I guess analysts have $75 million to $80 million of sales, and call it 14 or $15 million of EBITDA pre-synergies and so —.

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
Right, that’s right.

Robert Andrade - Millennium Partners — Analyst
So we should just think of the income tax benefit as just an added benefit but not necessarily the full $37 million.

Paul Mendlik - West Corporation — CFO, Treasurer and EVP Finance
That’s correct.

Robert Andrade - Millennium Partners — Analyst
Should we think of that also, in the industry, is that the type of acquisition multiples? Generally we have been seeing historically around 1.25, 1.5 times sales, 6 times EBITDA. Is that kind of what you are seeing in the pipeline? I know you’re going to be quiet for a little bit. But if you could just comment on the activity in the space.

Tom Barker - West Corporation — CEO and Director
As you probably know, we won’t comment on M&A activity. What we have done in the past does not necessarily reflect what’s going to happen in the future. I think you can tell we have driven some pretty incredible values for West shareholders in the past.
But those multiples are dependent upon the level of profitability the company’s at, what we think we can do with that company going forward, its growth prospects, and any niches it fills in our product portfolio of services.
One of the nice things about our acquisition strategy and integration strategy, if you take a look at how we have performed, every company that we have merged with has grown and grown faster as a West company. Every company has become more profitable moved under the West umbrella.
So it is a lot of work. We have a wonderful team, and we expect to be able to — we do not expect to break that track record with either of these recent acquisitions.

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Final Transcript

Robert Andrade - Millennium Partners — Analyst
Okay. One of the kind of questions of concern, I believe, for the Raindance company over the last six months has been their success from a Web conferencing perspective. I apologize if you already commented on this. But is it your thought to keep the Raindance Seminar, Raindance Meeting Edition as part of your platform going forward? Or will you continue to utilize your existing Web offerings as opposed to the Seminar and Meeting Edition?

Tom Barker - West Corporation — CEO and Director
Those two that you reference are particularly new and I think gaining some recent traction in the marketplace, and we are excited about what that can bring to West and to InterCall.

Robert Andrade - Millennium Partners — Analyst
Okay, great. Congratulations again.

Operator
Larry Lee with CIBC.

Larry Lee - CIBC World Markets — Analyst
Could you talk about what are the plans for Raindance’s current management team after the acquisition? Has that been decided at all?

Tom Barker - West Corporation — CEO and Director
Not completely, Larry, and probably not something we will comment on until actually this acquisition is closed.

Larry Lee - CIBC World Markets — Analyst
Okay. Then secondly, does the acquisition of Raindance’s portfolio of products and services, I guess especially in the Web based and multimedia area, will that have any impact on your existing reseller arrangements with Microsoft and WebEx products?

Tom Barker - West Corporation — CEO and Director
I don’t think so. We are big and hopefully important resellers for both of those companies and it puts us in a long-term, stronger position to represent the best product for our clients, depending on our clients’ needs.
I think that is why they pick us, and I think it strengthens our relationship as a Conferencing Services provider, as a meeting replacement company, to be able to listen to what they want to have and choose from a broad and effective portfolio of services to meet those needs and requirements. So we believe this will strengthen our relationship with our clients.

Larry Lee - CIBC World Markets — Analyst
Okay, thank you.

Operator
[Seding Frenzel] with Monetta.

Seding Frenzel - Monetta — Analyst

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Final Transcript
Just a couple of questions. Sorry, can I go back a little bit to the rationale of the deal? I would like to understand how much the deal was driven by the acquisition of the technology and products of Raindance. You mentioned that they’ve got some exciting multimedia products, integrating Voice over IP offer. How much was that key in your decision in order to leverage this technology with your clients, which I understand tend to be larger than the ones that Raindance has? That versus the cost of developing those products and technology yourself.
Secondly, compared to the clients — or is it just to acquire more capacity to address all the clients, or simply you have cost synergies and size to help them improve the margin?

Tom Barker - West Corporation — CEO and Director
The last ones I will take first. It was not a capacity driven acquisition. While they have adequate capacity, so does West Corporation and InterCall.
But your last point is certainly right on the money. By driving scale, the common platforms. By taking advantage of investments that we are making such as accommodating Voice over IP infrastructure and spreading that across a broader and larger base of transactions, we lower our cost to produce and manage every conferencing minute.
Being a low-cost service provider is very important in this market. And increased scale over a fixed cost platform is certainly a way to drive down the variable unit cost to manage this business. So that is a primary driver.
Secondary to us was the portfolio of services. We saw them as giving us the ability to expand into particular niches. For example, seminar markets, or continuous education and training. They have some products that are particularly well-suited for that, that gives us not just an entree but an entree with speed. That is attractive in a large — and a market that is growing as fast as this one.
So those are the two principal drivers for this acquisition.

Seding Frenzel - Monetta — Analyst
And how about — so the technology itself is not — it is more the advantages, more that they have tailor-made products for some of the specific niches and clients; not so much that those products or technology you can leverage to the rest of your client base.

Tom Barker - West Corporation — CEO and Director
That is probably correct.

Seding Frenzel - Monetta — Analyst
All right, thank you very much.

Operator
(OPERATOR INSTRUCTIONS) At this time, there are there further questions.

Tom Barker - West Corporation — CEO and Director
All right, I want to again thank everybody for the interest they have shown in West Corporation. We apologize for being disruptive these last few weeks. You have probably heard more from me these last few calls than you planned to or wanted to.

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Final Transcript
But we — I hope you understand that we are thrilled about the Company we are building. We are excited about our new partnership with Raindance and Intrado, and continue to work hard every day to make this Company as large and as valuable as possible. We really appreciate your support. Thank you all very much.

Operator
Thank you all for joining today’s West Corporation conference call. You may now disconnect.
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Additional Information and Where to Find It
     In connection with the proposed transaction, Raindance intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF RAINDANCE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Raindance with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Raindance may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of Raindance’s website at http://www.raindance.com or by mail to Raindance, 1157 Century Drive, Louisville, CO 80027, attention: Investor Relations, telephone: (303) 928-3000. You may also read and copy any reports, statements and other information filed by Raindance with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Interests of Certain Persons in the Merger
     Raindance and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Raindance stockholders in favor of the proposed transaction. Certain executive officers and directors of Raindance have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and/or restricted stock awards, payment of cash bonuses in connection with a change in control transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.